Exhibit 10.1

OFFER TO PURCHASE REAL ESTATE

SG&D Ventures, LLC (“Buyer”) hereby offers to purchase from ISA Real Estate, LLC (“Seller”), the real estate commonly known as 7017 Grade Lane, Louisville, Kentucky 40213 and legally described in the attached Exhibit “A”, consisting of approximately 0.9948 acres, together with all improvements located thereon (the “Real Estate”), upon the following terms and conditions:

1.             Purchase Price and No Financing Contingencies.  The Purchase Price for the Real Estate shall be Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Purchase Price”).  The Purchase Price shall be paid at Closing in accordance with Section 9.   The Buyer’s obligations hereunder are not subject to or otherwise contingent on its receipt of any loan or any other financing contingency.

2.             Earnest Money.  Within five (5) days of the date of Seller’s acceptance of this Offer, Buyer shall deposit the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) with Title Agency Support, LLC (“Escrow Agent”) as an earnest money deposit (“Earnest Money Deposit”).  The Earnest Money Deposit shall be held in trust by the Escrow Agent for the benefit of Seller and Buyer as their respective interests appear under this Agreement.  At the Closing of the transaction contemplated hereunder, the Earnest Money Deposit shall be applied to the Purchase Price.

3.                                      Title and Title Insurance.

(a)           Title, Mortgages and Liens.  Seller represents that it has fee simple title to the Real Estate and agrees to cause all mortgages and other liens and encumbrances on the Real Estate not otherwise approved by Buyer to be satisfied and released of record on or before Closing.

(b)           Commitment and Objections to Title.  Upon execution of this Agreement, Seller shall order, at its expense, a commitment for an owner’s policy of title insurance from Title Agency Support, LLC, as agent for First American Title Insurance Company in the amount of the Purchase Price (the “Commitment”).  Buyer shall have a period of five (5) days after receipt of the Commitment to review the same and notify Seller of any easements, covenants, restrictions, access issues and other defects that render title to the Real Estate unmarketable.

(c)           Seller’s Right to Cure.  Seller shall have a period of ten (10) days after receipt of Buyer’s notice (“Extension Period”) in which to attempt to cure Buyer’s objections or propose a plan acceptable to Buyer for the cure of such issues.  If Seller does not cure or propose an acceptable plan to cure Buyer’s objections within said period, Buyer shall have the option to: (i) elect to extend the time period in which Seller may act to cure such objections; (ii) waive the objections and proceed with its due diligence and/or Closing, or (iii) terminate this Agreement and receive a refund of the entire amount of its Earnest Money Deposit.

If Buyer elects option (i) above, and if, on or before the end of the Extension Period, Seller is still unable to cure Buyer’s objection, then Buyer may elect any of the foregoing options.

(d)           Tenants.  Buyer acknowledges that T.T. Repairs, LLC. currently occupies a portion of the Real Estate pursuant to the terms of an undated Lease (“T.T. Repairs Lease”).  Seller will, upon Closing, assign said lease to Buyer and transfer all deposits in Seller’s possession to Buyer.  Buyer will assume all of Seller’s obligations under said lease.

4.             Intentionally Omitted.

5.             Due Diligence Investigation.  Due Diligence.  Buyer may, prior to Closing (“Due Diligence Period”), perform any of the due diligence contemplated in this Section 5 or as otherwise provided in this Agreement. Seller hereby grants Buyer and its designees access to the Real Estate to perform said due diligence and Seller further agrees to provide Buyer with copies of any and all reports or other documents relating to the due diligence investigation and otherwise cooperate with the persons performing the due diligence.

6.             Conditions Precedent to Buyer’s Obligation.  Buyer’s obligation to purchase the Real Estate shall be conditioned on the following:

(a)           Zoning and Development Approvals.  Buyer’s intended use of the Real Estate is for leasing the Real Estate to tenants that will use the Real Estate for maintenance of trucks and other transportation equipment.  The uses will include office, inside storage of materials and equipment and outside storage of materials and equipment and truck and trailer parking.  Buyer’s obligations hereunder shall be subject to the Real Estate being properly zoned for such purposes and the existence of and continued effectiveness following Closing of any necessary permits, approvals, consents, licenses and exceptions (“Authorizations”).

(b)           Title Insurance.  Seller, at its expense, shall provide within 90 days of Closing,  an ALTA Owner’s Policy, insuring in Buyer marketable title to the Real Estate as of the date of the Closing in the full amount of the Purchase Price.  The policy shall also insure over the general exceptions customarily contained in such policies and include such title endorsements as requested by Seller and available for commercial properties located in Louisville, Kentucky (the “Owner’s Policy”). The Owner’s Policy shall be free of all exceptions, including the standard exceptions, other than real property taxes on the Real Estate which are a lien but which are not yet due and all other special exceptions shown in the Commitment which were not objected to by Buyer in accordance with the procedures described in Section 3(c).

(c)           Representations.  All representations and warranties of Seller are true and correct as of the date of Closing.

(d)                                 Obligations.  Seller’s performance of all of the obligations under this Agreement.

If all of the foregoing conditions are not satisfied on or prior to Closing or the latest date on which Closing may occur in accordance with Section 9, then Buyer may (i) terminate this Agreement and receive a refund of the Earnest Money Deposit; or (ii) waive such unsatisfied conditions and proceed to closing.

7.             Representations and Warranties of Seller.  To induce Buyer to make this Offer and to purchase the Real Estate, Seller, by accepting this Offer, does hereby represent and warrant to Buyer the following:

(a)           Assessments and Proceedings.  Seller has not received any notice, and has no knowledge without investigation or inquiry, that the Real Estate or any portion or portions thereof is or will be subject to or affected by (1) any special assessments, whether or not presently a lien thereon, or (2) any condemnation, eminent domain, change in grade of public streets, or similar proceeding.

(b)           Laws.  With respect to its ownership and use of the Real Estate, to the best of Seller’s knowledge, Seller is not in violation of any federal, state or local legal or regulatory requirement of any kind or nature whatsoever, including, but not limited to, zoning, land use, building, safety or health laws, regulations, ordinances or codes and Seller has not been notified of any alleged violations of such laws or requirements.

(c)           Litigation.  To the best of Seller’s knowledge, there are no actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the Real Estate or any portion or portions thereof or relating to or arising out of Seller’s ownership of the Real Estate, pending or threatened in any court or before or by any Federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(d)           Leases.  As of the date of Closing, there will be no leases, occupancy agreements or tenants in possession affecting the Real Estate or any portion thereof except for the T.T. Repairs Lease.

(e)           No Violation or Breach.  The acceptance of this Offer and the consummation of the transaction contemplated herein do not constitute a violation or breach by Seller of any provision of any agreement or other instrument to which Seller is a party or to which Seller may be subject, nor result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against Seller.

(f)            Environmental Matters.  Except as disclosed in any written reports furnished by Seller to Buyer, to Seller’s knowledge, (i) the Real Estate has had no environmental contamination from toxics, pollutants, hazardous substances, hazardous wastes, petroleum based products, chemicals, organic compounds, other detrimental matters, including those specified in this Section, whether in the form of a liquid, solid, or gas (“Hazardous Substance” or “Hazardous Substances”); (ii) there are currently no underground storage tanks on the Real Estate and there has never been any spills or leaks from any underground storage tanks on the Real Estate; (iii) there is not constructed, deposited, stored, released, disposed, placed or located on the Real Estate any material, element, compound solution, mixture, substance or other matter of any kind, including solid, liquid or gaseous material, that (1) is a hazardous substance as defined in the federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., the regulations promulgated from time to time thereunder, environmental laws administered by the United States Environmental Protection Agency, the laws or regulations of the Commonwealth of Kentucky, or any other governmental organization or agency, or (2) is a hazardous waste as defined in the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., the regulations promulgated from time to time thereunder, environmental laws administered by the United States Environmental Protection Agency, the laws or regulations of the State of Kentucky, or any other governmental organization or agency, or (3) may cause or contribute to damage to the public health or the environment; (iv) no asbestos or asbestos-containing materials have been installed, used, incorporated into, or disposed of on the Real Estate; (v) no polychlorinated biphenyls (PCBs) are located on or in the Real Estate, in the form of electrical transformers, or any other device or form; (vi) no investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Substances is proposed, threatened, anticipated or in existence with respect to the Real Estate; (vii) the Real Estate is in compliance with all federal, state and local environmental statutes, laws, regulations and ordinances; (viii) no notice has been served on Seller concerning the Real Estate, from any entity, governmental body, or individual claiming any violation of any statute, law, regulation or ordinance, or requiring compliance with any statute, law, regulation or ordinance, or demanding payment or contribution for environmental damage or injury to natural resources; and (ix) by acquiring the Real Estate, Buyer will not incur or be subjected to any “superfund” liability for the clean-up, removal, or remediation of any Hazardous Substance from the Real Estate.

(g)           True and Correct at Closing.  The foregoing representations and warranties are true and correct as of Seller’s acceptance of this Offer and, will be true and correct as of the date of the Closing.

8.             Risk of Loss and Changes to Property.    All risk of loss shall remain in Seller until Closing.  Seller shall not, while this Agreement is in effect, modify, alter, change, commit waste on or take any action that affects the condition of the property or allow the dumping of any material, regardless of whether or not it is hazardous, on the Real Estate.  If the condition of the Real Estate changes between the date of this Agreement and the date of Closing, Buyer may elect (i) to terminate this Agreement and receive a refund of the Earnest Money Deposit or (ii) elect to close and receive from Seller (A) the reasonable costs of removing any material disposed of on the Real Estate and otherwise restoring the Real Estate to its condition as of the date of this Agreement; and (B) any and all insurance proceeds on any improvements on the Real Estate initially payable to Seller pursuant to any policy of property insurance maintained by Seller.

9.             Closing.  Closing under this Agreement shall be held on a date specified by Buyer after satisfaction of all conditions hereof, but on or before May 18, 2015 or such other date as is mutually agreeable to the parties (the “Closing”).  Closing shall be held in Louisville, Kentucky at the office of the title agent providing the Commitment, or at such time and place as the parties shall designate in writing.  At Closing, the parties shall perform the following:

(a)           Deed.  Seller shall convey to Buyer good and marketable title to the Real Estate (the “Deed”), subject to any exceptions to title accepted by Buyer under Section 3, by general warranty deed in form acceptable to Buyer;

(b)           Seller Closing Documents.  Seller shall execute and deliver to Buyer at Closing (i) a Closing Affidavit in a form acceptable to Buyer and sufficient to support the removal of the standard exceptions from the title insurance policy as contemplated in Section 10(c); (ii) Certification of Non-foreign Status; (ii) an Authorizing Resolution that grants Seller, and Seller’s authorized agents, full power and authority to execute the documents to be delivered at Closing; (iv) a closing statement, and (v) an assignment of the T.T. Repairs Lease.

(c)           Buyer Closing Documents.  Buyer shall execute and deliver to Seller at Closing (i) a closing statement, (ii) an assignment of the T.T. Repairs Lease, and any and all other documents required to be signed by Buyer.

(d)           Payment.  Buyer shall pay Seller, or the title agent for Seller, the Purchase Price by wire transfer; and

(e)           Possession.  Possession shall be delivered to Buyer upon Closing.

If Closing has not occurred prior to May 18, 2015, as a result of an unfilled condition, (i) the parties may elect to extend the date of Closing; or (ii) either party may elect to terminate this Agreement and the Earnest Money Deposit shall be returned to Buyer.

10.                               Closing Costs, Taxes and Rents.

(a)           Buyer’s Closing Costs.  Buyer shall pay Buyer’s attorney’s fees, the cost of recording the Deed, one half of any title company closing fee and all other costs required to be paid by Buyer hereunder.

(b)           Seller’s Closing Costs.  Seller shall pay Seller’s attorney’s fees, any gross income or transfer tax, brokerage commissions, any stamp tax or conveyance fee, one half of any title company closing fee and all other costs required to be paid by Seller hereunder.

(c)           Liens and Assessments.  Seller shall pay any accrued but unpaid liens or assessments against the Real Estate in place prior to the date of Closing.

(d)           Real Property Taxes.  Real property taxes and rents shall be prorated to the date of Closing.  Buyer may withhold Seller’s share of taxes from the Purchase Price and pay the taxes when due.

11.          Condemnation.  If, prior to Closing, condemnation proceedings are commenced against any portion of the Real Estate, Buyer may, at its option, terminate this Agreement by written notice to Seller within ten (10) days after Buyer is advised of the commencement of condemnation proceedings and receive a refund of the Earnest Money Deposit, or Buyer may appear and defend in such condemnation proceedings, and any award in condemnation shall, at the Buyer’s election, become the property of Seller.

12.                               Termination and Default.

(a)           Default by Seller.  In the event Seller defaults in or fails to perform any part of this Agreement, then Buyer may, at its option, declare this Agreement null and void and demand return of the entire amount of its Earnest Money Deposit and proceed by action at law for damages or proceed in equity to specifically enforce this Agreement.

(b)           Default by Buyer.  In the event Seller has performed all of its obligations under this Agreement, and all of the conditions and contingencies herein have been satisfied, and Buyer fails or refuses to perform its obligations, Seller’s sole remedy will be to declare this Agreement terminated and the Earnest Money forfeited as liquidated damages, in which event this Agreement shall be of no further force and effect.

(c)           Notice of Default.  Before either party shall be entitled to declare this Agreement in default, it shall give the other party written notice of the claimed default and ten (10) days in which to cure said default.

13.          Notice.  All notices under this Agreement shall be written, personally delivered or sent by overnight courier, and shall, except as otherwise provided herein, be deemed given on the date mailed:

Notice to the Seller shall be sent to: ISA Real Estate, LLC c/o Industrial Services of America, Inc. 7100 Grade Lane Louisville, Kentucky 40213 Attention: Sean Garber With a copy to:	Notice to Buyer shall be sent to: SG&D Ventures, LLC 4568 Melton Avenue Louisville, Kentucky 40213 Attn: William P. Gatti, Manager
Frost Brown Todd LLC 400 West Market Street 32nd Floor Louisville, KY 40202-3363 Attn: Carolyn A. Pytynia

14.          Assignment. Buyer may assign this Agreement and all of its rights hereunder to any of its affiliates.

15.          Binding Agreement.  Upon acceptance by Seller, this Offer shall be the agreement of the parties (“Agreement”) and shall be binding upon, and inure to, the benefit of the Seller and Buyer and their respective heirs, executors, administrators, legal representatives, successors and assigns.  Immediately upon acceptance, Seller shall deliver a fully executed copy of this Agreement to Buyer and the date of such delivery shall be deemed the date of this Agreement.  This Agreement shall constitute the sole and entire agreement between the parties hereto, and no modifications hereof shall be binding unless set forth in writing, signed by Seller and Buyer.  Buyer may, without the consent of Seller, assign its rights and delegate its duties hereunder to an affiliated entity.  This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which shall constitute one and the same Agreement.

16.          Brokerage.  Seller agrees to indemnify and hold the Buyer harmless from any claim for any other real estate brokerage commissions asserted by any broker it or any of its predecessors engaged in connection with the sale of the real estate.

17.          Construction of Agreement.  This Agreement shall be construed and enforced in accordance with the laws of the State of Kentucky, without regard to its choice of law provision.  Time is of the essence in all provisions of this Agreement.  Captions contained herein are inserted only for the purpose of convenient reference, and in no way define, limit or describe the scope of this Agreement or any part hereof.

18.          Confidentiality.  Seller hereby agrees to keep this Agreement and all of the terms and conditions contained herein confidential.

19.          Expiration of Offer.  Unless extended by Buyer, this Offer shall expire at 5:00 p.m. E.S.T. on May 18,  2015, unless accepted and returned to Buyer prior thereto.  This offer may be withdrawn at any time prior to acceptance of this Offer.

BUYER:	SG&D VENTURES, LLC

Date: May 18, 2015	By:	/s/ William P. Gatti
William P. Gatti, Manager

The undersigned, owner of the Real Estate, does hereby agree to sell and convey the above-described Real Estate in accordance with the terms and conditions specified above.

SELLER:	ISA Real Estate, LLC

Date: May 18, 2015	By:	Algar, Inc.,
Its Manager

		By:	/s/ Sean Garber
Sean Garber, President

EXHIBIT “A”

Legal Description

Tract I

BEING Lot 8 as shown on plat of R.H. Knopp Subdivision, plat of which is of record in Plat and Subdivision Book 7, Page 121, in the office of the Clerk of Jefferson County, Kentucky.

Tract II

BEING the South one-half in width of Lot 9, as shown on plat of R.H. Knopp Subdivision, plat of which is of record in Plat and Subdivision Book 7, page 121, in the office of the clerk aforesaid; provided however, there is excepted from the foregoing described so much of said property as was heretofore conveyed to Joseph S. Matthis of Deed recorded in Deed Book 4070, Page 43, in the office aforesaid.

Tract III

BEGINNING at a stake in the Southerly line of Lot 9 of Knopp Subdivision, as shown on plat of which is of record in Plat and Subdivision Book 7, Page 121, in the office of the clerk aforesaid; said stake being South 68 degrees 50 minutes East, 213 feet from the Southwest corner of said Lot 9; said point being also in an easterly line of Ashbottom Road (now Grade Lane); running thence with the said Southerly line of Lot 9 aforesaid, South 68 degrees 50 minutes East, 223 feet to a stake in the Southeasterly corner of said Lot 9; thence with the Easterly line of said Lot 9 aforesaid, North 21 degrees 10 minutes East 50 feet; thence North 68 degrees 50 minutes West 224.72 feet to a stake; thence South 19 degrees 15 minutes West 50.03 feet to the point of beginning.

BEING, the same property conveyed to ISA Real Estate, LLC, a Kentucky limited liability company by Deed dated December 8, 2011 of record in Deed Book 9811, Page 387, in the Office of the Clerk of Jefferson County, Kentucky.